As filed with the Securities and Exchange Commission on July 25, 2013

Registration No. 333–189418

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEW GOLD INC.

(Exact name of each Registrant as specified in its charter)

British Columbia (Province or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number (if applicable))	Not Applicable (I.R.S. Employer Identification No., if applicable)

Suite 1800 Two Bentall Centre, 555 Burrard Street

Vancouver, British Columbia, Canada V7X 1M9

(604) 696-4100

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, New York, NY 10011

(212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Brian Penny Royal Bank Plaza, South Tower 200 Bay Street, Suite 3120 Toronto, Ontario, Canada M5J 2J4 (416) 324-6000	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario, Canada M5K 1J3 (416) 504-0520

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.                  ☒          upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.                  ☐            at some future date (check the appropriate box below)

1.              ☐            pursuant to Rule 467(b) on (      ) at (      ) (designate a time not sooner than 7 calendar days after filing).

2.              ☐            pursuant to Rule 467(b) on (      ) at (      ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (   ).

3.              ☐            pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.              ☐            after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Item 1. Home Jurisdiction Document

Offer and Circular dated June 18, 2013, including the Letter of Transmittal, the Notice of Guaranteed Delivery and the letter sent to Rainy River shareholders in connection with the exchange offer.(1)

Notice of Extension, dated July 25, 2013.

Item 3. Informational Legends

See the outside front cover page and the inside front cover page of the Offer and Circular.

See the outside front cover page and the inside front cover page of the Notice of Extension.

Item 4. Incorporation of Certain Information by Reference

See “Documents Incorporated by Reference” in Section 23 of the Circular.

Item 5. List of Documents Filed with the Commission.

See “Registration Statement Filed with the SEC” in Section 24 of the Circular.

(1) Previously filed with the Registrant’s Form F-10 filed with the Securities and Exchange Commission on June 18, 2013

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, an individual who:

•                  is or was a director or officer of the Registrant,

•                  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

•                  at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, except in the definition of “eligible proceeding” and except in sections 163(1)(c) and (d) and 165 of the Act,  the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against all eligible penalties (as defined herein) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined herein).

Under Section 159 of the Act, an “eligible penalty” is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.  An “eligible proceeding” means a proceeding (as defined herein) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•                  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•                  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•                  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•                  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Despite any other provision and whether or not payment of expenses or indemnification has been sought, authorized or declined under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party,

•                  order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•                  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•                  order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

•                  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

•                  make any other order the court considers appropriate.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of New Gold Inc., the Registrant must indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in this section of the articles.

Subject to any restrictions in the Act, the Registrant may indemnify any person.

The failure of a director, alternate director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which he or she is entitled under the articles.

For the purposes of the articles, an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.  An “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an “eligible party”) or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

Under the articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

•                  is or was a director, alternate director, officer, employee or agent of the Registrant;

•                  is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant;

•                  at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

•                  at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description
1.1	Offer and Circular*
1.2	Letter of Transmittal*
1.3	Notice of Guaranteed Delivery*
1.4	Letter sent to Rainy River shareholders*
1.5	News Release relating to the signing of the Acquisition Agreement (incorporated by reference to the Registrant’s Rule 425 Prospectus filed with the Securities and Exchange Commission on May 31, 2013)
1.6

News Release relating to the formal commencement of the take-over bid (incorporated by reference to the Registrant’s Rule 425 Prospectus filed with the Securities and Exchange Commission on June 18, 2013)

1.7	News Release announcing the expiry of the take-over bid (incorporated by reference to the Registrant’s Rule 425 Prospectus filed with the Securities and Exchange Commission on July 25, 2013)
1.8	Notice of Extension
2.1	Acquisition Agreement dated May 31, 2013, between New Gold Inc. and Rainy River Resources Ltd.*
2.2	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Dale Peniuk*
2.3	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and James Excell*
2.4	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Leo Berezan*
2.5	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Nicholas Nikolakakis*
2.6	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Michael Mutchler*
2.7	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Stuart Averill*
2.8	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Gerald Shields*
2.9	Amended Lock-Up Agreement dated May 31, 2013 between New Gold Inc. and Raymond Threlkeld*
2.10	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Garett Macdonald*
2.11	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Kerry Sparkes*
2.12	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Kyle Stanfield*
2.13	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Richard Pettit*
4.1

The Registrant’s Annual Information Form for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 28, 2013)

4.2

The Registrant’s Audited Consolidated Financial Statements for the years ended December 31, 2012 and 2011, including the reports of the auditor with respect thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 28, 2013)

4.3

The Registrant’s Management’s Discussion and Analysis for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 28, 2013)

4.4	The Registrant’s Interim Consolidated Financial Statements for the three months ended March 31, 2013*
4.5	The Registrant’s Management’s Discussion and Analysis for the three Months ended March 31, 2013*
4.6	The Registrant’s Management Information Circular dated March 22, 2013*
4.7	The Registrant’s Material Change Report dated May 16, 2013*
4.8	The Registrant’s Material Change Report dated June 6, 2013*
5.1	Consent of Deloitte LLP*
5.2	Consent of Herbert E. Welhener*
5.3	Consent of Bruno Borntraeger*
5.4	Consent of Ignacy (Tony) Lipiec*
5.5	Consent of Ramon Mendoza Reyes*
5.6	Consent of Neil N. Gow*
5.7	Consent of A. Paul Hampton*
5.8	Consent of Roscoe Postle Associates Inc.*
5.9	Consent of David Rennie*
5.10	Consent of Dennis Bergen*
5.11	Consent of Kevin Scott*
5.12	Consent of Richard Lambert*
5.13	Consent of Holger Krutzelmann*
5.14	Consent of Christopher Moreton*
5.15	Consent of Wayne Valliant*

5.16	Consent of Ronald G. Simpson*
5.17	Consent of GeoSim Services Inc.*
5.18	Consent of Mark Petersen*
5.19	Consent of Lee P. Gochnour*
5.20	Consent of Ian T. Blakley*
5.21	Consent of Garett Macdonald*
5.22	Consent of Kerry Sparkes*
5.23	Consent of SRK Consulting (Canada) Inc.*
5.24	Consent of Cassels Brock & Blackwell LLP*
6.1	Powers of Attorney*

* Previously filed with the Registrant’s Form F-10 filed with the Securities and Exchange Commission on June 18, 2013

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process

Concurrent with the filing of this Registration Statement, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Securities and Exchange Commission by an amendment to the Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on July 25, 2013.

NEW GOLD INC.

By:	/s/ Brian Penny
Name: Brian Penny
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 25, 2013.

Signature	Capacity

*	President, Chief Executive Officer and Director
Robert Gallagher	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer
Brian Penny	(Principal Financial and Accounting Officer)

*	Executive Chairman and Director
Randall Oliphant

*	Director
The Honourable David Emerson

Signature	Capacity

*	Lead Director
James Estey

*	Director
Vahan Kololian

*	Director
Martyn Konig

*	Director
Pierre Lassonde

Director
Raymond Threlkeld

* By:	/s/ Brian Penny
Brian Penny
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of New Gold Inc. in the United States, on July 25, 2013.

WESTERN MESQUITE MINES, INC.

By:	/s/ Brian Penny
Name: Brian Penny
Title: Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Offer and Circular*
1.2	Letter of Transmittal*
1.3	Notice of Guaranteed Delivery*
1.4	Letter sent to Rainy River shareholders*
1.5	News Release relating to the signing of the Acquisition Agreement (incorporated by reference to the Registrant’s Rule 425 Prospectus filed with the Securities and Exchange Commission on May 31, 2013)
1.6

News Release relating to the formal commencement of the take-over bid (incorporated by reference to the Registrant’s Rule 425 Prospectus filed with the Securities and Exchange Commission on June 18, 2013)

1.7	News Release announcing the expiry of the take-over bid (incorporated by reference to the Registrant’s Rule 425 Prospectus filed with the Securities and Exchange Commission on July 25, 2013)
1.8	Notice of Extension
2.1	Acquisition Agreement dated May 31, 2013, between New Gold Inc. and Rainy River Resources Ltd.*
2.2	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Dale Peniuk*
2.3	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and James Excell*
2.4	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Leo Berezan*
2.5	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Nicholas Nikolakakis*
2.6	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Michael Mutchler*
2.7	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Stuart Averill*
2.8	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Gerald Shields*
2.9	Amended Lock-Up Agreement dated May 31, 2013 between New Gold Inc. and Raymond Threlkeld*
2.10	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Garett Macdonald*
2.11	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Kerry Sparkes*
2.12	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Kyle Stanfield*
2.13	Lock-Up Agreement dated May 30, 2013 between New Gold Inc. and Richard Pettit*
4.1

The Registrant’s Annual Information Form for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 28, 2013)

4.2

The Registrant’s Audited Consolidated Financial Statements for the years ended December 31, 2012 and 2011, including the reports of the auditor with respect thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 28, 2013)

4.3

The Registrant’s Management’s Discussion and Analysis for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Securities and Exchange Commission on March 28, 2013)

4.4	The Registrant’s Interim Consolidated Financial Statements for the three months ended March 31, 2013*
4.5	The Registrant’s Management’s Discussion and Analysis for the three Months ended March 31, 2013*
4.6	The Registrant’s Management Information Circular dated March 22, 2013*
4.7	The Registrant’s Material Change Report dated May 16, 2013*
4.8	The Registrant’s Material Change Report dated June 6, 2013*
5.1	Consent of Deloitte LLP*
5.2	Consent of Herbert E. Welhener*
5.3	Consent of Bruno Borntraeger*
5.4	Consent of Ignacy (Tony) Lipiec*
5.5	Consent of Ramon Mendoza Reyes*
5.6	Consent of Neil N. Gow*
5.7	Consent of A. Paul Hampton*
5.8	Consent of Roscoe Postle Associates Inc.*
5.9	Consent of David Rennie*
5.10	Consent of Dennis Bergen*
5.11	Consent of Kevin Scott*
5.12	Consent of Richard Lambert*
5.13	Consent of Holger Krutzelmann*
5.14	Consent of Christopher Moreton*
5.15	Consent of Wayne Valliant*

5.16	Consent of Ronald G. Simpson*
5.17	Consent of GeoSim Services Inc.*
5.18	Consent of Mark Petersen*
5.19	Consent of Lee P. Gochnour*
5.20	Consent of Ian T. Blakley*
5.21	Consent of Garett Macdonald*
5.22	Consent of Kerry Sparkes*
5.23	Consent of SRK Consulting (Canada) Inc.*
5.24	Consent of Cassels Brock & Blackwell LLP*
6.1	Powers of Attorney*

* Previously filed with the Registrant’s Form F-10 filed with the Securities and Exchange Commission on June 18, 2013